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COMPANHIA                Listed                Level 1 ADR - American Depositary
FORCA E LUZ             BOVESPA                Receipts
CATAGUAZES      Sao Paulo Stock Exchange       USA
LEOPOLDINA]             Company                Ticket Symbol
                      Ticket Symbol            CFLPY - Preferred Class "A"
AWARD                     FLCL                 CFLCY - Common
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ABRADEE

        Investor Relations Monthly Report - September 30th, 2004 Edition

Construction work on Ivan Botelho III SHP going ahead at full steam

Construction work on the Ivan Botelho III SHP (the new name of the Triunfo SHP), which will have an annual production capacity of 120 GWh (24.4 MW), is going ahead at full steam, with the first generator projected to come into operation in November this year and the second in December.

The concrete construction work on the powerhouse is complete, and the electro-mechanic assembly of the generating units has begun. Eighty percent of the execution work on the earth dam and induced channel has been performed, as is the case with the concrete construction of the spillway and water caption area, and the assembly of the locks, which is taking place simultaneously. The electrical assembly of the substation is also now underway.

This is the final SHP to be completed of the 5 SHPs comprising the Sistema Cataguazes-Leopoldina's project to expand generation of its own energy. Construction work began on the 5 SHPs simultaneously in mid-2002.

The Sistema Cataguazes-Leopoldina's electrical energy generation plant is currently comprised of 19 SHPs (total installed capacity of 105 MW and annual production of 525 GWh) and 50% of a thermoelectric power station (the 87 MW Juiz de Fora Thermoelectric power station, with annual production capacity of 650
GWh).

Standard & Poor's reaffirms the "brBBB+" awarded to CFLCL and Energipe

As was the case in 2003, risk-rating agency Standard & Poor's once again awarded the corporate credit rating "brBBB" to two subsidiaries of the Sistema Cataguazes-Leopoldina in September: Companhia Forca e Luz Cataguazes-Leopoldina (CFLCL) and Empresa Energetica de Sergipe S.A (Energipe). The same rating was also awarded to the debentures issued by CFLCL worth R$130 million.

Cataguazes-Leopoldina consolidated revenue of R$1,042 million in 8 months

---------------------------------------------------------------------------------------------
                                  Comparison among CFLCL, CENF, Energipe, CELB e Saelpa
                                     Operating Indicators - January to August of 2004
---------------------------------------------------------------------------------------------
                                CFLCL      CENF   Energipe   CELB     Saelpa   Consolidated
                             ----------------------------------------------------------------
 Gross Revenue - R$ million     211.5     59.2      308.4      71.1   367.3      1,042.4
 Growth % (*)                    + 24     + 35       + 23      + 25    + 36         + 29
 Electricity Sales - GWh          703      214      1,272       363   1,571        4,327
   Retail Market                  625      187      1,093       357   1,522        3,784
o        Residential              196       83        314        80     492        1,165
o        Industrial               196       39        356       194     464        1,249
o        Commercial                87       38        183        46     224          578
o        Other classes            146       27        240        37     342          792
   Whosale + Other                 78       27        179         6      49          543
 Sales Increase - % (*)         + 6.8    + 1.9      - 7.1     - 1.6   + 2.8        + 1.5
    Retail Market               - 3.9    + 1.3     - 11.0     + 3.5   + 3.0        - 2.6
o        Residential            - 1.4    - 0.1      + 5.0     + 3.2   + 3.4        + 2.7
o        Industrial            - 10.2    - 0.8     - 30.6     + 3.7   + 4.3       - 11.0
o        Commercial             - 0.9    + 5.7      + 4.4     + 4.0   + 0.9        + 2.3
o        Other classes          + 0.1    + 2.3          -     + 2.8   + 2.0        + 1.1
  (*) In relation to the same period of 2003.
---------------------------------------------------------------------------------------------

The consolidated gross operating revenue posted by Cataguazes-Leopoldina surpassed R$1,042 million during the first eight months of 2004, which represents an increase of 29% as compared to the same period in 2003. Consolidated sales amassed 4,327 GWh, rising by 1.5%. However, considering only the retail market, sales reveal a fall of 2.6% (3.9% in the area of holding company CFLCL) for the same period, due to the loss of free consumers, cushioning the financial losses resulting from lower energy sales.

For further clarifications and additional information, please do not hesitate to contact us

In Cataguases - Phone: +55 32 3429-6000 / Fax: +55 32 3429-6317 / 3429-6480
In Rio de Janeiro - Phone: +55 21 2122-6900 / Fax: (021) 2122-6931 / 2122-6980
http://www.cataguazes.com.br or e-mail para: stockinfo@cataguazes.com.br

                             Mauricio Perez Botelho
                           Investor Relations Director


This report is neither an offer nor a recommendation of investment. No liability will be accepted for the misuse of the above information.